Exhibit 99.1

Nektar Therapeutics Reports First Quarter 2025 Financial Results

SAN FRANCISCO, May 8, 2025 -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the first quarter ended March 31, 2025.

Cash and investments in marketable securities on March 31, 2025 were $220.7 million as compared to $269.1 million on December 31, 2024. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the fourth quarter of 2026.

“We are on track to report topline data in June from the Phase 2 study of rezpegaldesleukin in atopic dermatitis,” said Howard W. Robin, President and CEO of Nektar. “These data will be followed by the topline data from the Phase 2 study of rezpegaldesleukin in patients with alopecia areata in December of this year. The results of both randomized studies will demonstrate the potential of rezpegaldesleukin to provide a new treatment paradigm for patients with these serious dermatological diseases. As a first-in-class T regulatory cell biologic, rezpegaldesleukin is poised to emerge as an important novel mechanism to treat millions of patients with chronic autoimmune disorders.”

“We are also on track to complete our IND-enabling work for NKTR-0165, our unique antibody targeting the TNFR2 receptor, that has the potential to be developed as a treatment for multiple sclerosis, ulcerative colitis and vitiligo,” continued Robin. “We are targeting the submission of the IND for NKTR-0165 at the end of this year. Additionally, we are making significant progress on our new bispecific antibody, NKTR-0166. This antibody incorporates a TNFR2 epitope with a validated antibody target and is advancing into preclinical studies.”

Summary of Financial Results

Revenue in the first quarter of 2025 was $10.5 million as compared to $21.6 million in the first quarter of 2024. Revenue has decreased year over year because we no longer recognize product sales due to the sale of the Huntsville manufacturing facility in December 2024.

Total operating costs and expenses in the first quarter of 2025 were $55.0 million as compared to $57.1 million in the first quarter of 2024. Operating costs and expenses for the first quarter of 2025 decreased as compared to 2024 due to the elimination of cost of goods sold following the sale of the Huntsville manufacturing facility, partially offset by increases in R&D and G&A expenses.

R&D expense in the first quarter of 2025 was $30.5 million as compared to $27.4 million for the first quarter of 2024. R&D expense increased primarily due to an increase in expense for the development of rezpegaldesleukin, partially offset by a decrease in expense for the development of NKTR-255.

G&A expense was $24.3 million in the first quarter of 2025 and $20.1 million in the first quarter of 2024. G&A expense increased due to an increase in legal expenses, partially offset by decreases in facilities and stock-based compensation expenses.

In the first quarter of 2025, we began accounting for our investment in the new portfolio company, Gannet BioChem, under the equity method of accounting which calculates our gain or loss based on the change in our share of Gannet BioChem’s equity each quarter. This resulted in a $4.5 million non-cash loss from the equity method investment.

Net loss for the first quarter of 2025 was $50.9 million or $0.24 basic and diluted loss per share as compared to a net loss of $36.8 million or $0.19 basic and diluted loss per share in the first quarter of 2024. Excluding the $4.5 million non-cash loss from our equity method investment in Gannet BioChem, net loss, on a non-GAAP basis, for the first quarter of 2025 was $46.4 million or $0.22 basic and diluted loss per share.

Recent Business Highlights

●	In April 2025, the European Hematological Association (EHA) selected the abstract submitted by Nektar collaborators at the Fred Hutchinson Cancer Center entitled “Enhanced CAR T-cell Expansion and Durable Complete Responses with NKTR-255 Plus Lisocabtagene Maraleucel in Relapsed/Refractory Large B-cell Lymphoma” for oral presentation at the 30th annual EHA Congress, being held in Milan, Italy from June 12-15, 2025.

●	In February 2025, Nektar announced completion of target enrollment in the REZOLVE-AA 84-patient Phase 2b clinical trial of rezpegaldesleukin in severe-to-very severe alopecia areata.

●	In February 2025, Nektar announced a new clinical trial agreement with TrialNet, an international clinical trial network at the forefront of diabetes research, to evaluate rezpegaldesleukin in a Phase 2 study of approximately 70 patients with new onset type 1 diabetes mellitus.

●	In February 2025, the FDA granted Fast Track designation for rezpegaldesleukin for the treatment of adult and pediatric patients 12 years of age and older with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable.

●	In January 2025, Nektar announced completion of target enrollment in the REZOLVE-AD 396-patient Phase 2b clinical trial of rezpegaldesleukin in moderate-to-severe atopic dermatitis.

Conference Call to Discuss First Quarter 2025 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on May 8, 2025.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through June 8, 2025.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis and one in alopecia areata. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials. Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow Nektar on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “advance,” “plan,” “target,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For Investors:

Ahu Demir
LifeSci Communications
212-915-3820
ademir@lifesciadvisors.com

For Media:

Madelin Hawtin
LifeSci Communications
603-714-2638
mhawtin@lifescicomms.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2025	December 31, 2024(1)
ASSETS
Current assets:
Cash and cash equivalents	$38,894	$44,252
Short-term investments	179,738	210,974
Other current assets	11,281	6,066
Total current assets	229,913	261,292

Long-term investments	2,019	13,869
Property and equipment, net	3,162	3,411
Operating lease right-of-use assets	7,999	8,413
Equity method investment in Gannet BioChem	7,757	12,218
Other assets	5,391	4,647
Total assets	$256,241	$303,850

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	17,834	11,560
Accrued expenses	31,254	29,972
Operating lease liabilities, current portion	21,842	19,868
Total current liabilities	70,930	61,400

Operating lease liabilities, less current portion	78,495	82,696
Liabilities related to the sales of future royalties, net	86,322	91,776
Other long-term liabilities	6,756	7,241
Total liabilities	242,503	243,113

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,663,772	3,659,867
Treasury stock	(3,000)	(3,000)
Accumulated other comprehensive income (loss)	39	61
Accumulated deficit	(3,647,092)	(3,596,210)
Total stockholders’ equity	13,738	60,737
Total liabilities and stockholders’ equity	$256,241	$303,850

(1)	The consolidated balance sheet at December 31, 2024 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended March 31,
	2025	2024

Revenue:
Product sales	$-	$6,034
Non-cash royalty revenue related to the sales of future royalties	10,460	15,508
License, collaboration and other revenue	-	97
Total revenue	10,460	21,639

Operating costs and expenses:
Cost of goods sold	-	8,534
Research and development	30,480	27,408
General and administrative	24,346	20,149
Restructuring and impairment	169	975
Total operating costs and expenses	54,995	57,066
Loss from operations	(44,535)	(35,427)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(4,974)	(5,531)
Interest income	2,874	4,220
Other income (expense), net	266	(99)
Total non-operating income (expense), net	(1,834)	(1,410)

Loss before provision (benefit) for income taxes and equity method investment	(46,369)	(36,837)

Provision (benefit) for income taxes	52	(35)
Loss before equity method investment	(46,421)	(36,802)

Gain (loss) from equity method investment	(4,461)	-
Net loss	$(50,882)	$(36,802)

Basic and diluted net loss per share	$(0.24)	$(0.19)

Weighted average shares outstanding used in computing basic and diluted net loss per share	210,924	194,746

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